As filed with the Securities and Exchange Commission on January 10, 2022

Registration Number 333-____________

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

WaveDancer, Inc

(Exact name of registrant as specified in its charter)

Delaware	54-1167364
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

12015 Lee Jackson Memorial Highway, Suite 210, Fairfax, Virginia	22033
(Address of Principal Executive Offices)	(Zip Code)

WaveDancer, Inc., 2021 Stock Incentive Plan

(Full title of the plan)

Timothy Hannon

Chief Financial Officer

12015 Lee Jackson Memorial Highway, Suite 210

Fairfax, VA 22033

(Name and address of agent for service)

(703) 383-3000

(Telephone number, including area code, of agent for service)

Copies to:

Mark J. Wishner, Esq.

Greenberg Traurig, LLP

1750 Tysons Boulevard, Suite 1000

McLean, VA 22102

703-749-1300

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☒
Emerging growth company ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock, $0.001 par value (1)	5,000,000 (2)	$4.49(3)	$22,450,000.00(3)	$2,081.12
(1)

Pursuant to Rule 416 of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of common stock, par value $0.001 per share (“Common Stock”), of the Registrant, which become issuable under the WaveDancer, Inc. 2021 Stock Incentive Plan (the “2021 Stock Incentive Plan”) by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without receipt of consideration by the Registrant and which results in an increase in the number of its outstanding shares of Common Stock.

(2)

Represents shares issuable upon the exercise of incentive stock options, non-qualified stock options, stock grants and other stock-based awards granted or to be granted under the 2021 Stock Incentive Plan.

(3)

Estimated in accordance with Rule 457(c) solely for purposes of calculating the registration fee. The maximum price per security and the maximum aggregate offering price are based on the average of the $4.58 (high) and $4.40 (low) sale price of the Registrant's Common Stock as reported on NASDAQ on 01/06/2022, which date is within five business days prior to filing this Registration Statement.

Explanatory Note

This Registration Statement on Form S-8 (“Registration Statement”) is intended to register an aggregate of 5,000,000 shares of common stock, par value $0.001 per share (the “common stock”), to be issued by WaveDancer, Inc., a Delaware corporation (the “Company,” the “Registrant”), under its 2021 Stock Incentive Plan.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information specified by Items 1 and 2 of Part I of Form S-8 is omitted from this Registration Statement in accordance with the provisions of Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”), and the Explanatory Note to Part I of Form S-8.

The documents containing the information specified in Part I of Form S-8 will be sent or given to participants in the Plan as specified by Rule 428(b) under the Securities Act. Such documents and the documents incorporated by reference herein pursuant to Item 3 of Part II hereof, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.   Incorporation of Documents by Reference.

The Commission allows WaveDancer, Inc. to “incorporate by reference” the information the Company files with it, which means that the Company can disclose important information to you by referring you to those documents. The Company has previously filed the following documents with the Commission and is incorporating them by reference into this Registration Statement:

●	The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020, filed with the Commission on March 31, 2021;

●

The Registrant’s Quarterly Reports on Form 10-Q for the three month periods ended on March 31, June 30 and September 30, 2021 filed with the Commission on May 17, August 23, and November 2, 2021, respectively;

●

The Registrant’s Current Reports on Form 8-K, including Forms 8-K/A filed with the Commission on April 14, April 22, May 12, May 18, May 18, June 9, June 24, August 18, August 30, October 4, November 3, November 16, December 3, December 16, and December 30, 2021.; and

●	The Company’s Proxy Statement on Schedule 14A filed with the Commission on October 26, 2021.

All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities covered hereby then remaining unsold, are incorporated by reference in this Registration Statement and are a part hereof from the date of filing of such documents. The information contained in any such documents will automatically update and supersede any information previously incorporated by reference into this Registration Statement. Any such information so modified or superseded shall not be deemed, except as so modified or superseded, to constitute part of this Registration Statement.

Item 4.   Description of Securities.

Not applicable.

Item 5.   Interests of Named Experts and Counsel.

Not applicable.

Item 6.   Indemnification of Directors and Officers.

Section 102 of the General Corporation Law of the State of Delaware permits a corporation to eliminate the personal liability of directors of a corporation to the corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director, except where the director breached his duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase or redemption in violation of Delaware corporate law or obtained an improper personal benefit. The Company’s certificate of incorporation provides that no director. shall be personally liable to it or its stockholders for monetary damages for any breach of fiduciary duty as a director, notwithstanding any provision of law imposing such liability, except to the extent that the General Corporation Law of the State of Delaware prohibits the elimination or limitation of liability of directors for breaches of fiduciary duty.

Section 145 of the General Corporation Law of the State of Delaware provides that a corporation has the power to indemnify a director, officer, employee, or agent of the corporation, or a person serving at the request of the corporation for another corporation, partnership, joint venture, trust or other enterprise in related capacities against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with an action, suit or proceeding to which he was or is a party or is threatened to be made a party to any threatened, ending or completed action, suit or proceeding by reason of such position, if such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, in any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful, except that, in the case of actions brought by or in the right of the corporation, no indemnification shall be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or other adjudicating court determines that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

The Company’s amended and restated certificate of incorporation and bylaws provide indemnification for the Company’s directors and officers to the fullest extent permitted by the General Corporation Law of the State of Delaware. The Company will indemnify each person who was or is a party or threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than an action by or in the right of the Company) by reason of the fact that he or she is or was, or has agreed to become, a director or officer, or is or was serving, or has agreed to serve, at the Company’s request as a director, officer, partner, employee or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise (all such persons being referred to as an “Indemnitee”), or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding and any appeal therefrom, if such Indemnitee acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the Company’s best interests, and, with respect to any criminal action or proceeding, he or she had no reasonable cause to believe his or her conduct was unlawful. The Company’s amended and restated certificate of incorporation and amended and restated bylaws will provide that the Company will indemnify any Indemnitee who was or is a party to an action or suit by or in the right of the Company to procure a judgment in the Company’s favor by reason of the fact that the Indemnitee is or was, or has agreed to become, a director or officer, or is or was serving, or has agreed to serve, at the Company’s request as a director, officer, partner, employee or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise, or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses (including attorneys’ fees) and, to the extent permitted by law, amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding, and any appeal therefrom, if the Indemnitee acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the Company’s best interests, except that no indemnification shall be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to us, unless a court determines that, despite such adjudication but in view of all of the circumstances, he or she is entitled to indemnification of such expenses. Notwithstanding the foregoing, to the extent that any Indemnitee has been successful, on the merits or otherwise, he or she will be indemnified by the Company against all expenses (including attorneys’ fees) actually and reasonably incurred in connection therewith. Expenses must be advanced to an Indemnitee under certain circumstances.

The Company intends to enter into separate indemnification agreements with each of the Company’s directors and executive officers. Each indemnification agreement will provide, among other things, for indemnification to the fullest extent permitted by law against any and all expenses, judgments, fines, penalties and amounts paid in settlement of any claim. The indemnification agreements will provide for the advancement or payment of all expenses to the indemnitee and for the reimbursement to the Company if it is found that such indemnitee is not entitled to such indemnification under applicable law and the Company’s amended and restated certificate of incorporation and amended and restated bylaws.

The Company maintains a general liability insurance policy that covers certain liabilities of directors and officers of the Company arising out of claims based on acts or omissions in their capacities as directors or officers.

Item 7.   Exemption from Registration Claimed.

Not applicable.

Item 8.   Exhibits.

Exhibit No.	Description of Document
5.1	Legal Opinion of Greenberg Traurig, LLP

10.1	WaveDancer, Inc. 2021 Stock Incentive Plan*

23.1	Consent of Greenberg Traurig, LLP (included in Exhibit 5.1)

23.2	Consent of CohnReznick LLP

24.1	Power of Attorney (included on signature page of this Registration Statement)

*Incorporated by reference to the Company’s definitive proxy statement , Appendix 4, filed by the Company on October 26, 2021.

Item 9.   Undertakings.

(a)	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post‑effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)

To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post‑effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low and high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if this Registration Statement and the information required to be included in a post‑effective amendment by those paragraphs is contained in reports filed with, or furnished to, the Commission by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)

That, for the purpose of determining any liability under the Securities Act, each such post‑effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration, by means of a post‑effective amendment, any of the securities being registered which remain unsold at the termination of the offering.

(b)

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement, shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel, the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Fairfax, Commonwealth of Virginia, on this 10th day of January, 2022.

WaveDancer, Inc.

By:	/s/ G. James Benoit, Jr.
Name:	G. James Benoit. Jr.
Title:	Chief Executive Officer and Director

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Stan Reese and Matt Sands, and each of them, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution for him and in his name, place and stead, in any and all capacities, to sign this Registration Statement and any and all amendments and documents related thereto, and to file the same and any and all exhibits, financial statements and schedules related thereto, and other documents in connection therewith, with the Commission, granting unto each said attorney-in-fact and agent, and substitute or substitutes, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all things that said attorneys-in-fact and agents, or any of them or his or their substitute or substitutes, may lawfully do and seek to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ G. James Benoit, Jr.	Chief Executive Officer and Director	January 10, 2022
G. James Benoit, Jr.	(Principal Executive Officer)

/s/ Timothy Hannon	Chief Financial Officer	January 10, 2022
Timothy Hannon	(Principal Financial and Accounting Officer)

/s/ Paul B. Becker	Director	January 10, 2022
Paul B. Becker

/s/ James C. DiPaula, Jr.	Director	January 10, 2022
James C. DiPaula, Jr.

/s/ Mark T. Krial	Director	January 10, 2022
Mark T. Krial

/s/ Jack L. Johnson, Jr.	Director	January 10, 2022
Jack L. Johnson, Jr.

/s/ William H. Pickle	Director	January 10, 2022
William H. Pickle

/s/ Donald J. Tringali	Director	January 10, 2022
Donald J. Tringali

/s/ Bonnie K. Wachtel	Director	January 10, 2022
Bonnie K. Wachtel